EXHIBIT 99.1

FOR FURTHER INFORMATION:
AT THE COMPANY:	AT ASHTON PARTNERS:
Dennis Letham Chief Financial Officer (224) 521-8601	Chris Kettmann Investor Inquiries (312) 553-6716	H. Patel Media Inquiries (312) 553-6745

ANIXTER INTERNATIONAL INC. COMMENTS ON
OFFER FOR THE SHARES OF
INFAST GROUP plc.

GLENVIEW, IL, July 11, 2005 – Anixter International Inc. (NYSE: AXE), the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers (“OEMs”), today issued the following comments with respect to announcements made on July 8, 2005 regarding its offer for the shares of Infast Group plc (“Infast”).

As of July 8, 2005 Anixter’s offer for the shares of Infast became wholly unconditional. Anixter announced on July 6, 2005 that at 1.00 p.m. (London time) on July 5, 2005, acceptances of the offer had been received with respect to 95.22 percent of the outstanding shares of Infast. On July 8, 2005 the incumbent directors of Infast resigned and they were replaced with a board of directors comprised of Anixter executives. Anixter has also begun the process of delisting the shares of Infast. At this time the offer remains open for further acceptances with regard to the Infast shareholders that had not yet accepted the offer. At an appropriate future date Anixter will exercise its rights under sections 428 to 430F (inclusive) of the UK Companies Act 1985 to compulsorily acquire any remaining Infast shares from holders that have not accepted the offer. Financial results of Infast will be reported with those of Anixter beginning with the third quarter of 2005.

Commenting on the offer, Bob Grubbs, President and CEO of Anixter, said, “We are pleased that we were successful with our offer for the shares of Infast. We believe it is an important addition to that portion of our business which supplies fasteners and other small parts to original equipment manufacturers. With the addition of Infast we will have projected annual sales in the OEM Supply market of approximately $750 million per year.”

“When our capabilities in the OEM Supply market in the US and the UK are combined with our global distribution capabilities, we think we are in a unique position to serve the needs of our growing customer list, wherever and whenever our customers require support. We have a significant amount of work in front of us to ensure that the acquisitions of the past couple of years come together in a way that allows our customers to enjoy consistent and seamless world class service from all of our OEM Supply operations. We are confident that the capabilities, skills and dedication of the employees throughout the various acquired companies will allow us to be successful in meeting our customers’ needs,” commented Grubbs.

“Our goal is to continue to build the Anixter Fastenerssm name into a world class brand that is recognized by customers and suppliers as being the best and most cost effective supply chain solution for procurement or deployment of fasteners and other small parts in support of manufacturing operations,” said Grubbs.

About Anixter

Anixter International is the world’s leading distributor of communication products, electrical and electronic wire & cable and a leading distributor of fasteners and other small parts (“C” Class inventory components) to Original Equipment Manufacturers. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs, 2) more than 275,000 products and nearly $600 million in inventory, 3) 169 warehouses with more than 4.6 million square feet of space, and 4) locations in 200 cities in 45 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on The New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this news release that use such words as “believe,” “expect,” “intend,” “anticipate,” “contemplate,” “estimate,” “plan,” “project,” “should,” “may,” or similar expressions are forward-looking statements. They are subject to a number of factors that could cause the company’s actual results to differ materially from what is indicated here. These factors include general economic conditions, technology changes, changes in supplier or customer relationships, commodity price fluctuations, exchange rate fluctuations, new or changed competitors and risks associated with integration of recently acquired companies. Please see the company’s Securities and Exchange Commission filings for more information.

Additional information about Anixter is available on the Internet at
www.anixter.com